                                                                    Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                              For the Three Months
                                                Ended March 31,
                                           -------------------------
                                               2003          2002
                                           -----------   -----------
Net Income                                 $   118,144   $   368,652
                                           ===========   ===========

BASIC EARNINGS:

Weighted average number of common shares
   outstanding                              16,850,954    17,167,437
                                           ===========   ===========

Basic earnings per common share            $      0.01   $      0.02

DILUTED EARNINGS:

Weighted average number of common shares
   outstanding                              16,850,954    17,167,437
Stock options                                   72,376       671,721
                                           -----------   -----------

Weighted average number of common shares
   outstanding, as adjusted                 16,923,330    17,839,158
                                           ===========   ===========

Diluted earnings per common share          $      0.01   $      0.02


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